UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

ARMADA HOFFLER PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35908	46-1214914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Central Park Avenue, Suite 2100 Virginia Beach, Virginia	23462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 366-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 20, 2015, Armada Hoffler Properties, Inc. (the “Company”), as parent guarantor, and Armada Hoffler, L.P., the Company’s operating partnership (the “Operating Partnership”), as borrower, entered into an unsecured credit agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent and L/C Issuer, Regions Bank as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Regions Capital Markets as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto. The Credit Agreement provides for a $150.0 million senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $50.0 senior unsecured term loan credit facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facility”).

The Revolving Credit Facility has a scheduled maturity date of February 20, 2019, with a one year extension option, which may be exercised by the Operating Partnership upon the satisfaction of certain conditions set forth in the Credit Facility and upon payment of a 0.15% extension fee. The Term Loan Facility has a scheduled maturity date of February 20, 2020. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $350.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders.

The amount permitted to be borrowed by the Operating Partnership under the Credit Facility, together with all other unsecured indebtedness of the Company and its consolidated subsidiaries, is generally limited to the lesser of (i) 60% of the value of an unencumbered pool of the Company’s properties that satisfy certain requirements (the “Unencumbered Borrowing Base Properties”), (ii) the maximum amount of principal borrowed under the Credit Facility that would result in a debt service coverage ratio of to 1.50 to 1.0, and (iii) the maximum aggregate loan commitment, which currently is $200 million.

The Credit Facility replaces the Operating Partnership’s existing $155 million senior secured revolving credit facility dated as of May 13, 2013 by and among the Operating Partnership, the Company, Bank of America, N.A., as Administrative Agent, Regions Bank, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner and the various other lenders defined therein (the “Prior Credit Facility), which was scheduled to mature on May 13, 2016.

At closing, the Operating Partnership borrowed $54 million under the Revolving Credit Facility and $50 million under the Term Loan Facility to repay in full all outstanding amounts due under the Prior Credit Facility and to repay approximately $39 million of other indebtedness encumbering properties in the Company’s portfolio for the purpose of unencumbering those properties. The Operating Partnership intends to use future borrowings under the Credit Facility for general corporate purposes, including funding acquisitions and development and redevelopment of properties in the Company’s portfolio and for working capital.

The Credit Facility provides for revolving and term loans to the Operating Partnership that are subject to various interest rates, based upon the total leverage ratio of the Company and its consolidated subsidiaries, as follows:

Total Leverage Ratio	Letters of Credit	Revolving Credit Facility Eurodollar Rate	Revolving Credit Facility Base Rate	Term Facility Eurodollar Rate	Term Facility Base Rate
< 45%	1.400%	1.400%	0.400%	1.350%	0.350%
≥ 45% but < 50%	1.550%	1.550%	0.550%	1.500%	0.500%
≥ 50% but < 55%	1.750%	1.750%	0.750%	1.700%	0.700%
≥ 55%	2.000%	2.000%	1.000%	1.950%	0.950%

An unused commitment fee of 15 or 25 basis points, depending on the amount of borrowings under the Credit Facility, accrues on unused portions of the commitments under the Credit Facility. If the Company attains investment grade credit ratings from S&P and Moody’s, the Company may elect to have borrowings become subject to interest rates based on the Company’s credit ratings, as set forth in the Credit Agreement.

The Operating Partnership’s obligations under the Credit Facility are guaranteed by the Company, each subsidiary of the Company that owns an Unencumbered Borrowing Base Property, and certain other subsidiaries that are not otherwise prohibited from providing such guaranty (the “Guaranty”).

The Credit Agreement contains customary representations and warranties and financial and other affirmative and negative covenants. The Operating Partnership’s ability to borrow under the Credit Facility is subject to ongoing compliance by the Company and the Operating Partnership with a number of financial covenants, affirmative covenants and other restrictions, including the following:

•	total leverage ratio of the Company of not more than 60%;

•	ratio of adjusted EBITDA to fixed charges of the Company of not less than 1.50 to 1.0;

•	tangible net worth of not less than the sum of $220 million and 75% of the net equity proceeds received by the Operating Partnership, the Company and their subsidiaries (collectively, the “Consolidated Group”) after December 31, 2014;

•	ratio of variable rate indebtedness to total asset value of the Consolidated Group of not more than 30%;

•	ratio of secured indebtedness to total asset value of the Consolidated Group of not more than 45%; and

•	ratio of secured recourse debt to total asset value of the Consolidated Group of not more than 25%.

The Credit Facility also restricts the amount of capital that the Consolidated Group can invest in specific categories of assets, such as unimproved land holdings, development properties, notes receivable, mortgages, mezzanine loans and unconsolidated affiliates.

The Operating Partnership may, at any time, voluntarily prepay any loan under the Credit Facility in whole or in part without premium or penalty.

The Credit Agreement includes customary events of default, in certain cases subject to customary periods to cure. The occurrence of an event of default, following the applicable cure period, would permit the lenders to, among other things, declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the Credit Facility to be immediately due and payable.

The foregoing summary of the Credit Agreement and the Guaranty does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Guaranty, copies of which is attached as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

On February 20, 2015, in connection with entering into the Credit Facility described above, the Operating Partnership repaid all outstanding amounts under the Prior Credit Facility and terminated its Prior Credit Facility, which was scheduled to mature on May 13, 2016. The Prior Credit Facility was a $155 million senior secured revolving credit facility among the Operating Partnership, the Company, Bank of America, N.A., as Administrative Agent, Regions Bank, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, and various other lenders named therein. The Operating Partnership did not incur any early termination penalties in connection with this termination. The material terms of the Prior Credit Facility are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Credit Facility” and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated February 20, 2015, by and among the Operating Partnership, the Company and Bank of America, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2	Unconditional Guaranty Agreement, dated February 20, 2015, by the Operating Partnership and certain subsidiaries of the Operating Partnership named therein for the benefit of the Administrative Agent and the lenders named in the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMADA HOFFLER PROPERTIES, INC.

Date: February 25, 2015	/S/ MICHAEL P. O’HARA
Michael P. O’Hara

Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated February 20, 2015, by and among the Operating Partnership, the Company and Bank of America, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2	Unconditional Guaranty Agreement, dated February 20, 2015, by the Operating Partnership and certain subsidiaries of the Operating Partnership named therein for the benefit of the Administrative Agent and the lenders named in the Credit Agreement.